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PROSPECTUS SUPPLEMENT
(To Prospectus dated June 4, 2003)

$75,000,000

ROCHESTER GAS AND ELECTRIC CORPORATION

First Mortgage 6 3/8% Bonds, due 2033, Series VV

        Interest on the Bonds will be payable semi-annually on March 1 and September 1 of each year, beginning March 1, 2004. The Bonds will be secured equally and ratably with our other mortgage bonds by a valid and direct first mortgage lien on substantially all of our property (except accounts receivable and cash), subject to excepted encumbrances, reservations, contracts and exceptions which we do not consider material to the operation of the property. We may elect to redeem the Bonds at any time, at redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described in "Description of the Bonds" under the headings "Optional Redemption" and "Special Redemption."

	Per Bond	Total
Public Offering Price(1)	98.897%	$74,172,750
Underwriting Discount	0.875%	$656,250
Proceeds, before expenses, to Rochester Gas and Electric Corporation	98.022%	$73,516,500

(1)
Plus accrued interest, if any, from September 15, 2003.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Bonds or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the Bonds in book-entry form only through the facilities of The Depository Trust Company on or about September 15, 2003.

Banc One Capital Markets, Inc.	Citigroup

The date of this prospectus supplement is September 9, 2003.

About this Prospectus Supplement

        This prospectus supplement contains information about Rochester Gas and Electric Corporation and the terms of the Bonds. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change information in the accompanying prospectus. If information in this prospectus supplement, or in the information incorporated by reference, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference, will apply and will supersede the inconsistent information in the accompanying prospectus.

        You should rely on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, which consists solely of information relating to us, and not information relating to our parent company Energy East Corporation or any of its other subsidiaries. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We are not making an offer of the Bonds in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such documents.

Prospectus Supplement

Prospectus

SUMMARY

        The following information supplements, and should be read together with, the information contained in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the Bonds. You should carefully read the entire prospectus supplement and the accompanying prospectus, as well as the documents that have been incorporated by reference, before making an investment decision. In this prospectus supplement, references to "we," "us" and "our" refer to Rochester Gas and Electric Corporation. In addition, references to the "Bonds" refer to the First Mortgage 6 3/8% Bonds, due 2033, Series VV.

Rochester Gas and Electric Corporation

        We are a public utility company engaged in generating, transmitting and distributing electricity and transporting and distributing natural gas. Approximately 70% of our operating revenues for 2002, 2001 and 2000 were derived from electricity deliveries, with the balance each year derived from natural gas deliveries.

        Our service territory includes the city of Rochester, a major industrial center in the State of New York, and a substantial suburban area with a large and prosperous agricultural area. Our service territory has an area of approximately 2,800 square miles and a population of approximately 1,000,000. We distribute electricity and natural gas to customers in parts of nine counties including and surrounding the city of Rochester, New York. We provide delivery service to approximately 355,000 electricity customers and 291,000 natural gas customers. We generate electricity from one nuclear plant, one coal-fired plant, three gas turbine plants and several smaller hydroelectric stations. The service territory is well diversified among residential, commercial and industrial consumers. No customer accounts for more than 5% of either of our electric or natural gas revenues.

        We were organized under the laws of the State of New York in 1904. In August 1999, we became a wholly-owned subsidiary of RGS Energy Group, Inc., our holding company organized under the laws of the State of New York. On June 28, 2002, RGS Energy became a wholly-owned subsidiary of Energy East Corporation, a public utility holding company organized under the laws of the State of New York. Energy East is a super-regional energy services and delivery company with operations in New York, Connecticut, Massachusetts and Maine and corporate offices in New York and Maine.

        Our address is 89 East Avenue, Rochester, New York 14649 and our telephone number is (585) 546-2700.

The Offering

Issuer	Rochester Gas and Electric Corporation
Offered Securities	$75,000,000 aggregate principal amount of First Mortgage 6 3/8% Bonds, due 2033, Series VV
Maturity	The Bonds will mature on September 1, 2033.
Issue Price	98.897%
Interest Rate	The Bonds will bear interest at the rate of 6 3/8% per annum from their date of issuance to, but excluding, September 1, 2033.
Interest Payment Dates	Interest on the Bonds will be payable on March 1 and September 1 of each year beginning on March 1, 2004.
Ranking
The Bonds will be secured equally and ratably with our other mortgage bonds by a valid and direct first mortgage lien on substantially all of our property (except accounts receivable and cash), subject to excepted encumbrances, reservations, contracts and exceptions which we do not consider material to the operation of the property. The Bonds are not obligations of or guaranteed by Energy East or any of its other subsidiaries.
Use of Proceeds
We intend to use a portion of the net proceeds from the sale of the Bonds to repay short-term debt, including short-term debt that was issued to pay at maturity $40,000,000 principal amount of our First Mortgage 6.375% Bonds, due 2003, Designated Secured Medium- Term Notes, Series A, which matured on July 30, 2003. We intend to use the remainder for general corporate purposes to the extent permitted by our general mortgage. We may invest funds not immediately required for such purposes in short-term investment grade securities.
Redemption
We may redeem some or all of the Bonds at any time at redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described in "Description of the Bonds" under the headings "Optional Redemption" and "Special Redemption."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

		Year Ended December 31,
	Six Months Ended June 30, 2003(1)
		2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges(2)	1.48(3)	2.27	2.46	3.23	3.49	3.97

(1)
Due to the seasonal nature of our operations, financial results for interim periods are not necessarily indicative of trends for a 12-month period.

(2)
The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings means income from continuing operations before income taxes and fixed charges. Fixed charges means all interest charges and the interest component of rentals.

(3)
Earnings were reduced by $51 million for the recognition of terms and conditions of a New York State Public Service Commission rate order issued in March 2003. Excluding the $51 million, the ratio of earnings to fixed charges would have been 3.70. We provide information on our ratio of earnings to fixed charges exclusive of nonrecurring items because we believe this information may be helpful to investors in assessing our ratio of earnings to fixed charges from ongoing operations. We caution investors that our view of nonrecurring items may differ from that of other companies and our ratio of earnings to fixed charges exclusive of nonrecurring items should not be used as a surrogate for our reported ratio of earnings to fixed charges prepared in accordance with generally accepted accounting principles.

USE OF PROCEEDS

        We intend to use a portion of the net proceeds from the sale of the Bonds to repay short-term debt, including short-term debt that was issued to pay at maturity $40,000,000 principal amount of our First Mortgage 6.375% Bonds, due 2003, Designated Secured Medium-Term Notes, Series A, which matured on July 30, 2003. We intend to use the remainder for general corporate purposes to the extent permitted by our general mortgage as described in "Description of Securities—New First Mortgage Bonds—Issuance of Additional First Mortgage Bonds" in the accompanying prospectus. We may invest funds not immediately required for such purposes in short-term investment grade securities. The short-term debt that we intend to repay bears interest at various rates currently ranging from 1.39% per annum to 1.58% per annum and matures at varying dates through September 15, 2003.

DESCRIPTION OF THE BONDS

        The following description of the particular terms of the Bonds, which are referred to in the accompanying prospectus as "new first mortgage bonds," is not complete and should be read together with the "Description of Securities—New First Mortgage Bonds" in the accompanying prospectus. This description supplements and, to the extent it is inconsistent with the description in the accompanying prospectus, replaces the description of the general terms and provisions of the new first mortgage bonds in the prospectus.

General

        The Bonds will be issued under an existing general mortgage to Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as mortgage trustee, dated September 1, 1918, as supplemented. We will issue Bonds in an aggregate principal amount of $75,000,000. The Bonds will be issued against first mortgage bonds which have been retired. At September 1, 2003, approximately $212,000,000 of new mortgage bonds could be issued against bonds which have matured or have been redeemed. References in this prospectus supplement to the general mortgage will mean the general mortgage as so supplemented. This summary is qualified in its entirety by reference to the general mortgage.

        The Bonds will mature on September 1, 2033. The Bonds will bear interest from their date of issuance at the rate of 6 3/8% per annum. Interest on the Bonds will be payable semi-annually on March 1 and September 1 of each year, beginning March 1, 2004, and at maturity, to the persons in whose names the Bonds are registered at the close of business on the preceding February 15 and August 15, respectively, subject to certain exceptions. Interest on the Bonds will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The Bonds will be secured equally and ratably with our other mortgage bonds by a valid and direct first mortgage lien on substantially all of our property (except accounts receivable and cash), subject to excepted encumbrances, reservations, contracts and exceptions which we do not consider material to the operation of the property. The Bonds are not obligations of or guaranteed by Energy East or any of its other subsidiaries. At September 1, 2003, we had $625,500,000 of secured first mortgage bonds and medium-term notes outstanding.

        We may, without the consent of the holders of the Bonds, issue additional bonds having the same ranking and the same interest rate, maturity and other terms as the Bonds. Any additional bonds will, together with the Bonds offered hereby, constitute a single series of the Bonds under the general mortgage.

        The Bonds will initially be issued in registered, book-entry form, in denominations of $1,000 or more in multiples of $1,000 as described under "—Book-Entry Only Issuance—The Depository Trust Company" below. We will issue global securities in denominations that together equal the total principal amount of the outstanding Bonds.

Optional Redemption

        The Bonds will be redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Bonds then outstanding to be redeemed, or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (1) 25 basis points for the Bonds plus (2) the Adjusted Treasury Rate on the third Business Day prior to the redemption date (the "calculation date"), as calculated by an Independent Investment Banker, plus, in each case, accrued and unpaid interest, if any, to the redemption date.

        "Adjusted Treasury Rate" means, with respect to any calculation date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturities under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the Bonds, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such calculation date.

        "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Bonds.

        "Comparable Treasury Price" means the average of the Reference Treasury Dealer Quotations for the calculation date.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means each of Citigroup Global Markets Inc. and Banc One Capital Markets, Inc., and their respective successors; provided that if any of the foregoing ceases to be a primary U.S. Government securities dealer ("Primary Treasury Dealer"), we will substitute for it another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any calculation date for the applicable Bonds, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the calculation date.

        We will mail notice of redemption at least 30 days but not more than 90 days before the applicable redemption date to each holder of the Bonds to be redeemed. If less than all of the Bonds of any series are to be redeemed, the Bonds to be redeemed will be selected by lot by The Depository Trust Company ("DTC"), in the case of Bonds represented by a global security, or by the mortgage trustee in a manner as it deems appropriate, in the case of Bonds not represented by a global security.

        Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the applicable Bonds or portions thereof called for redemption.

Special Redemption

        We may also redeem the Bonds at a special redemption price of 100% of the principal amount of the Bonds redeemed plus accrued and unpaid interest thereon to the date of redemption as follows:

  •
  as a whole or from time to time in part, from cash deposited in the Sinking and Improvement Fund or the Maintenance Fund as described in the accompanying prospectus;

  •
  as a whole, upon the release from the lien of the Mortgage or the taking by eminent domain of all or substantially all of the mortgaged property; or

  •
  as a whole, upon any governmental acquisition of all of our outstanding common stock.

Book-Entry Only Issuance—The Depository Trust Company

        Upon issuance, all book-entry Bonds will be represented by one or more fully registered global certificates. Each global security will be deposited with DTC or its custodian and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

        The following is based on information furnished to us by DTC that we believe to be reliable, but we accept no responsibility for its accuracy:

        DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities that its participants ("Direct Participants") deposit with DTC. DTC facilitates the clearance and settlement of securities transactions among its Direct Participants in these securities through electronic book-entry changes in accounts of the Direct Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Direct Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Persons who are not Direct Participants may beneficially own securities held by DTC only through Indirect Participants (as defined below).

        DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others including securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

        Purchases of securities within the DTC system must be made by or through Direct Participants, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

        To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities. DTC's records reflect only the identity of the Direct Participants to whose accounts the securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Although voting with respect to the Bonds is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the applicable Bonds. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Payments on the Bonds will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the relevant payment date. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of the Direct or Indirect Participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of us and the property trustee, disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursement of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

        Except as provided in this prospectus supplement, a Beneficial Owner of Bonds will not be entitled to receive physical delivery of securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Bonds. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us or the sponsor. Under those circumstances, in the event that a successor securities depository is not obtained, Bond certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Bonds. In that event, certificates for the Bonds will be printed and delivered to the holders of record.

        We have no responsibility for the performance by DTC or its Direct and Indirect Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement among us and the underwriters named below, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the following principal amount of the Bonds:

Underwriters	Principle Amount of Bonds
Banc One Capital Markets, Inc.	$37,500,000
Citigroup Global Markets Inc.	$37,500,000

Total	$75,000,000

        In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Bonds offered hereby if any Bonds are purchased. The underwriters have advised us that the underwriters propose to offer the series of Bonds to the public initially at the offering price set forth on the cover page of this prospectus supplement, and to certain dealers initially at such prices less a discount not in excess of .50% of the principal amount of the Bonds. The underwriters may allow, and those dealers may reallow, a concession to certain other dealers not in excess of .25% of the principal amount of the Bonds. After the initial offering of the Bonds to the public, the public offering prices and these concessions may be changed.

        We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

        The Bonds have no established trading market. We have been advised by the underwriters that they intend to make a market in the Bonds as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Bonds, and any market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Bonds.

        In connection with the offering the underwriters may purchase and sell the Bonds in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Bonds in excess of the principal amount of the Bonds to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Bonds made for the purpose of preventing or retarding a decline in the market price of the Bonds while the offering is in progress.

        The underwriters also may impose a penalty bid. A penalty bid permits the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase Bonds originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the Bonds. They may also cause the price of the Bonds to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses of this offering will be approximately $1.1 million (which includes $0.8 million of mortgage recording taxes).

        We expect to deliver the Bonds against payment for the Bonds on or about the delivery date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of the pricing of the Bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Bonds initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

        The underwriters and their affiliates have from time to time performed, and currently perform, various investment or commercial banking and financial advisory services for us or our affiliates in the ordinary course of business.

LEGAL MATTERS

        The validity of the Bonds and certain other matters will be passed upon for us by Huber Lawrence & Abell, New York, New York, and Nixon Peabody LLP, Rochester, New York, and for the underwriters by Shearman & Sterling LLP, New York, New York. As of September 2, 2003, members of Huber Lawrence & Abell owned 6,518 shares of common stock of Energy East Corporation.

PROSPECTUS

$375,000,000

ROCHESTER GAS AND ELECTRIC CORPORATION

First Mortgage Bonds
Unsecured Debt Securities

        This prospectus contains summaries of the general terms of these securities. We will provide the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Any statement contained in this prospectus will be deemed to be modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement.

The date of this prospectus is June 4, 2003

        In this prospectus, reference to "we," "us" and "our" refer to Rochester Gas and Electric Corporation.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement registering $300,000,000 of securities that we have filed with the SEC utilizing a "shelf" registration process. This prospectus also relates to a shelf registration statement that we filed previously with the SEC under which $75,000,000 of securities remains unissued. Under this shelf registration process, any combination of the securities described in this prospectus may be sold from time to time in one or more offerings of one or more series up to a total dollar amount of $375,000,000. This prospectus only provides you with a general description of the securities that may be offered. Each time securities are sold, a "prospectus supplement" will be provided which will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities, if any, will also be discussed in the applicable prospectus supplement.

        A prospectus supplement may also add, update or change the information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading Where You Can Find More Information. You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement, which consists solely of information relating to us and not information relating to Energy East Corporation or any of its other subsidiaries.

        We believe that we have included or incorporated by reference in this prospectus all information material to investors, but certain details that may be important for specific investment purposes have not been included. For more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        We file annual, quarterly and current reports. You may read and copy this information at the SEC's public reference room at:

Public Reference Room
Room 1024
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

        You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide website that the SEC maintains at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Documents and forms of documents establishing certain of the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

        The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. The information filed with the SEC in the future will automatically update and supersede this information.

        We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the securities being offered under this prospectus or any prospectus supplement are sold:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2002.

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

  •
  Our Current Reports on Form 8-K dated March 5, 2003 and April 29, 2003.

        Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit into this prospectus. You may obtain documents incorporated by reference in this prospectus by writing or telephoning:

Rochester Gas and Electric Corporation
Accounting and Finance
89 East Avenue
Rochester, NY 14649
(585) 771-2212

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date of such documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the additional information described under the heading Where You Can Find More Information may contain some forward-looking statements that involve risks and uncertainties. We may make these statements about our financial condition, results of operations and business. These statements may be made directly in this prospectus, or may be "incorporated by reference" from other documents filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those indicated by such forward-looking statements, include, among others, the following:

  •
  the deregulation and continued regulatory unbundling of a vertically integrated industry;

  •
  our ability to compete in the rapidly changing and increasingly competitive electricity and natural gas utility markets;

  •
  regulatory uncertainty in a politically-charged environment of changing energy prices;

  •
  operation of the New York Independent System Operator;

  •
  operation of a regional transmission organization;

  •
  changes in fuel supply or cost;

  •
  uncertainties related to the regulatory treatment of our nuclear generation facility;

  •
  our ability to expand our products and services;

  •
  market risk;

  •
  our ability to obtain adequate and timely rate relief;

  •
  nuclear or environmental incidents;

  •
  legal or administrative proceedings;

  •
  changes in the cost or availability of capital;

  •
  the effect of the volatility in the equity markets on pension benefit cost;

  •
  growth in the areas in which we are doing business;

  •
  weather variations affecting customer energy usage;

  •
  authoritative accounting guidance;

  •
  acts of terrorists; and

  •
  other considerations that may be disclosed from time to time in our publicly disseminated documents or filings.

        You should not place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or any prospectus supplement or, in the case of a document incorporated by reference, the date of that document.

        The cautionary statements in this section expressly qualify, in their entirety, all subsequent forward-looking statements attributable to us or any person acting on our behalf. We do not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus, any prospectus supplement or any document incorporated by reference.

ROCHESTER GAS AND ELECTRIC CORPORATION

        We are a public utility company engaged in generating, transmitting and distributing electricity and transporting and distributing natural gas. Approximately 70% of our operating revenues for 2002, 2001 and 2000 were derived from electricity deliveries, with the balance each year derived from natural gas deliveries.

        Our service territory includes the city of Rochester, a major industrial center in the State of New York, and a substantial suburban area with a large and prosperous agricultural area. Our service territory has an area of approximately 2,800 square miles and a population of approximately 1,000,000. We distribute electricity and natural gas to customers in parts of nine counties including and surrounding the city of Rochester, New York. We provide delivery service to approximately 355,000 electricity customers and 291,000 natural gas customers. We generate electricity from one nuclear plant, one coal-fired plant, three gas turbine plants and several smaller hydroelectric stations. The service territory is well diversified among residential, commercial and industrial consumers. No customer accounts for more than 5% of either of our electric or natural gas revenues.

        We were organized under the laws of the State of New York in 1904. RGS Energy Group, Inc. was incorporated in 1998 in the State of New York and became our holding company in August 1999. On June 28, 2002, RGS Energy became a wholly-owned subsidiary of Energy East Corporation, a public utility holding company that was organized under the laws of the State of New York and we are now an indirect wholly-owned subsidiary of Energy East. Energy East is a super-regional energy services and delivery company with operations in New York, Connecticut, Massachusetts, Maine and New Hampshire and corporate offices in New York and Maine.

        Our mailing address is 89 East Avenue, Rochester, New York 14649 and our telephone number is (585) 546-2700.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, the repayment of maturing securities, the refinancing of certain of our indebtedness or preferred stock, reduction of short-term debt, financing our construction program and additions to working capital.

SELECTED FINANCIAL DATA

        The following material, which is presented in this prospectus solely to furnish limited introductory information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference in this prospectus:

	Three Months Ended March 31,	Year Ended December 31,
	2003	2002	2001	2000	1999	1998
	(Thousands of Dollars)
Operating Revenues	$326,694	$992,940	$1,039,476	$1,044,149	$1,090,448	$1,033,491
Depreciation and amortization	$27,225	$102,758	$112,643	$112,110	$117,289	$116,102
Other taxes	$24,335	$89,370	$87,718	$90,090	$112,613	$117,973
Interest Charges, Net	$33,982	$59,838	$62,416	$60,922	$56,563	$46,041
Net Income	$1,490	$50,067	$73,650	$95,529	$94,488	$94,138
Capital Spending	$17,643	$123,591	$147,639	$143,544	$108,245	$111,625
Total Assets (at end of period)	$2,787,806	$2,452,097	$2,453,007	$2,454,773	$2,408,787	$2,461,172
Long-term Obligations and Redeemable Preferred Stock (at end of period)	$777,273	$777,254	$812,243	$816,835	$821,000	$783,226

        We adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations as of January 1, 2003. We recognized an asset obligation of $414 million. There was no effect on net income. (See Note 6 to the financial statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.)

        The following table reflects the effect on our asset retirement obligation and total assets if we had been required to adopt Statement 143 in earlier periods:

December 31	2002	2001	2000	1999	1998

Asset Retirement Obligation	$413,988	$393,002	$373,080	$354,167	$336,213
Total Assets	$2,866,720	$2,846,612	$2,828,425	$2,763,497	$2,797,901

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the five most recent fiscal years and for the three months ended March 31, 2003:

			Year Ended December 31,
	Three Months Ended March 31, 2003
			2002	2001	2000	1999	1998
Ratio of earnings to fixed charges(1)(2)(3)	0.97	(3)	2.27	2.46	3.23	3.49	3.97

(1)
The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings means income before income taxes and fixed charges. Fixed charges means all interest charges and the interest component of rentals.

(2)
Due to the seasonal nature of our operations, financial results for interim periods are not necessarily indicative of trends for a 12-month period.

(3)
Our earnings before income taxes and fixed charges were deficient to cover fixed charges by $931 thousand. Earnings included $51 million for the recognition of terms and conditions of a New York State Public Service Commission rate order issued in March 2003. Excluding the $51 million, the ratio of earnings to fixed charges would have been 4.60.

DESCRIPTION OF SECURITIES

        The following description sets forth the general terms and provisions of the securities that we may offer by this prospectus. The securities will consist of our new first mortgage bonds and our unsecured debt securities.

        The particular terms of a series of securities will be described in the prospectus supplement relating to the particular securities. Because this section is a summary, it does not describe every aspect of the securities or the applicable governing documents. The following discussion is qualified in its entirety by the specific provisions contained in the applicable governing documents. We also include references in parentheses to certain sections of the applicable governing documents. Whenever we refer to particular sections or defined terms of the applicable governing documents in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. The governing documents, including the mortgage, as supplemented, with respect to the new first mortgage bonds and the form of unsecured debt indenture with respect to the unsecured debt securities, appear as exhibits to the registration statement of which this prospectus is a part. This summary also is subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement or supplements.

        Prospective purchasers of securities should be aware that special United States federal income tax, accounting and other considerations may be applicable to the securities of a particular series. The prospectus supplement relating to the issue of securities will describe these considerations, if they apply.

New First Mortgage Bonds

General

        We will issue the new first mortgage bonds under a General Mortgage, dated September 1, 1918, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as mortgage trustee, as amended and supplemented (the "mortgage"). When we refer to first mortgage bonds, such term includes first mortgage bonds we previously have issued, including any first mortgage bonds designated as secured medium-term notes, and the new first mortgage bonds. Some or all of the new first mortgage bonds may be designated as secured medium-term notes. As of March 31, 2003, we had approximately $666 million aggregate principal amount of first mortgage bonds outstanding.

        The information we are providing you in this prospectus concerning the first mortgage bonds and the mortgage is only a summary of the information provided in those documents and you should consult the first mortgage bonds themselves, the mortgage and other documents for more complete information. The mortgage has been qualified under the Trust Indenture Act of 1939, as amended, and you should refer to the Trust Indenture Act for the provisions that apply to the first mortgage bonds.

        The new first mortgage bonds, including any series designated as secured medium-term notes, may from time to time be issued in one or more series. We refer you to the applicable prospectus supplement for a description of the following terms, among others, of the series of new first mortgage bonds:

  •
  the designation, series and aggregate principal amount of the new first mortgage bonds;

  •
  the date of maturity for the new first mortgage bonds;

  •
  the rate at which the new first mortgage bonds will bear interest;

  •
  the dates on which interest is payable;

  •
  the denominations in which we will authorize the new first mortgage bonds to be issued;

  •
  whether we will issue the new first mortgage bonds in the form of fully registered bonds or coupon bonds and the provisions relating to exchanges between any such bonds;

  •
  any limitation as to the aggregate principal amount of bonds of the series that may be issued;

  •
  any provisions allowing us to redeem the new first mortgage bonds prior to maturity;

  •
  any sinking or analogous fund provisions; and

  •
  any other specific terms applicable to the new first mortgage bonds. (See section 2.07 of the mortgage.)

Registration, Form, Exchange and Transfer

        Unless otherwise specified in the applicable prospectus supplement, we will issue the new first mortgage bonds as fully registered bonds without coupons. Holders may exchange the new first mortgage bonds, without charge, for other new first mortgage bonds of different authorized denominations in the same aggregate principal amount. Holders may also transfer the new first mortgage bonds free of charge except for any taxes or other governmental charges that may apply. We will not be required to make exchanges or transfers of new first mortgage bonds of any series for a period of ten days prior to any interest payment date or redemption date for that series. (See section 2.07 of the mortgage.)

Maintenance Fund

        If the aggregate amount applied by us subsequent to December 31, 1948 for property additions does not, as of the end of each year, equal the aggregate of the minimum provision for depreciation for the years since that date, we are required to deposit cash with the mortgage trustee to make up any deficiency. Any cash thus deposited may be used, among other things, to redeem mortgage bonds. The minimum provision for depreciation for each year is 2 1/4% of the depreciable utility property at the beginning of the year. (See sections 1.02 and 4.06 of the mortgage.)

        As of March 31, 2003, property additions acquired after 1948 exceeded the aggregate of the minimum provision for depreciation by approximately $2.267 billion. This excess, even if not increased by future property additions and assuming a maximum life of 30 years for any given series of new first mortgage bonds, could not be exhausted during the life of such series of new first mortgage bonds and thus we will not be required to deposit cash to the maintenance fund during such period.

Sinking and Improvement Fund

        While any mortgage bonds issued under the mortgage are outstanding, we will, on or before June 30 of each year, deposit $333,540 with the mortgage trustee. We may credit against this amount (i) up to 60% of the bondable value of property additions or (ii) the principal amount of prior liens or charges and mortgage bonds issued under the mortgage which might then be made the basis for the issuance of mortgage bonds under the mortgage. Cash so deposited with the mortgage trustee may be withdrawn or used as provided in the mortgage to purchase or redeem mortgage bonds, or for other purposes. If on any December 31 the mortgage trustee holds $250,000 or more so deposited, such cash must be used to purchase or redeem mortgage bonds. (See section 4.19 of the mortgage.) At March 31, 2003, the unbonded bondable value of property additions available for use as a credit was approximately $491 million. As a result, the Company does not expect to be required to make any cash deposits with the mortgage trustee for the foreseeable future.

Security and Ranking

        The new first mortgage bonds will be secured, equally and ratably with all other first mortgage bonds issued under the mortgage, by a valid and direct first mortgage on substantially all of our property (except accounts receivable and cash), with the exception of certain encumbrances, reservations and contracts which we do not consider material to the operations of the property. The mortgage provides for after-acquired property to become subject to the mortgage, subject to pre-existing liens. The new first mortgage bonds will not be obligations of or guaranteed by Energy East or any of its other subsidiaries. (See granting clauses and section 4.02 of the mortgage.)

Issuance of Additional First Mortgage Bonds

        We may issue additional first mortgage bonds under the mortgage for the following purposes:

  •
  to pay for up to 60% of the cost of additional plant, property or equipment constructed or acquired by us;

  •
  to pay for up to 60% of the cost of additions, or extensions, enlargements or improvements of any of the plant, property or equipment owned by us and which at the time is subject to the lien of the mortgage;

  •
  to reimburse us for up to 60% of our expenditures made by us, from income or surplus for such construction, acquisition or improvements; or

  •
  to refund or redeem any first mortgage bonds issued under the mortgage. (See sections 3.01, 3.02 and 3.03 of the mortgage.)

        We may issue additional first mortgage bonds to pay for or reimburse us for the items specified in the first three clauses above only if adjusted earnings for a period of 12 months ending not earlier than 60 days prior to the application for such first mortgage bonds are equal to at least two times the total annual interest on the first mortgage bonds (including the additional first mortgage bonds we plan to issue under the mortgage). Adjusted earnings represent earnings before operating expenses, including taxes (other than income and similar taxes), rentals, insurance, charges for current repairs and maintenance and an amount equal to the minimum provision for depreciation (see "—Maintenance Fund") but excluding interest and sinking fund charges on the first mortgage bonds and charges for the amortization of utility plant account. (See section 3.01 of the mortgage.) For the twelve months ended March 31, 2003, we exceeded the required ratio by a substantial margin.

        At March 31, 2003, the unbonded bondable value of property additions available for use as the basis for the issuance of additional new first mortgage bonds was approximately $491 million. In addition, at March 31, 2003 approximately $172 million of new first mortgage bonds could be issued against first mortgage bonds which have matured or have been redeemed. We intend to issue the new first mortgage bonds against first mortgage bonds which have been retired or against property additions or a combination of both.

        The mortgage includes restrictions on the issuance of additional first mortgage bonds against property subject to prior liens. (See section 3.01 of the mortgage.)

Redemption and Purchase of First Mortgage Bonds

        If the new first mortgage bonds are redeemable, the redemption terms will appear in the applicable prospectus supplement. We may redeem new first mortgage bonds by mailing notices to the holders of new first mortgage bonds to be redeemed and to the mortgage trustee. Unless the notice of redemption states that it is subject to the receipt of the redemption moneys by the mortgage trustee, we have agreed that before the redemption date we will deposit with the mortgage trustee or we will irrevocably direct the mortgage trustee to apply from money held by it available to be used for the redemption of the subject mortgage bonds, a sum of money sufficient to redeem such bonds. Our failure to make this required deposit will constitute an event of default under the mortgage on the specified redemption date and the new first mortgage bonds called for redemption shall immediately become due and payable. (See Sections 5.03 and 5.04 of the mortgage.)

        The new first mortgage bonds will be redeemable, in whole but not in part, upon such notice and at such redemption prices as may be provided in the applicable prospectus supplement, together with accrued interest to the date of redemption, in the event that:

  •
  all of our outstanding common stock is acquired by some governmental body or instrumentality and we elect to redeem all first mortgage bonds within 60 days thereafter; or

  •
  all or substantially all the mortgaged property is released from the lien of the mortgage or taken under any condemnation or eminent domain proceedings, and we have elected to redeem all first mortgage bonds at the applicable redemption prices (together with accrued interest to the date of redemption) upon the happening of such event. (See section 5.08 of the mortgage.)

Release and Substitution of Property

        Release of mortgaged property is permitted when it is sold or exchanged if, among other conditions, the property has ceased to be useful or profitable to us and we deposit not less than the fair value of the property with the mortgage trustee or, if the property is exchanged, the property we receive in exchange for the mortgaged property is subject to the lien of the mortgage and its fair value is not less than the fair value of the mortgaged property. (See section 8.01 of the mortgage.)

        Subject to the restrictions and requirements of the mortgage, we may sell or dispose of certain properties or property interests without the release by the mortgage trustee. (See article 8 of the mortgage.)

Modification or Amendment of Mortgage

        We and the mortgage trustee may enter into supplemental indentures to, among other things:

  •
  subject after-acquired property to the mortgage ;

  •
  add additional limitations to the amount, issue and purposes of the first mortgage bonds;

  •
  retire or redeem first mortgage bonds; and

  •
  make provisions that are necessary or desirable and not inconsistent with the mortgage. (See section 7.01 of the mortgage.)

        The mortgage may be modified with the consent of the holders of not less than 75% in principal amount of all first mortgage bonds, or in case the rights of the holders of one or more, but less than all, of the series would be affected, then with the consent of the holders of 75% in principal amount of all of the series affected, provided that in no event may action affecting less than all of the series be effective unless approved by the majority holders of all of the first mortgage bonds. No supplemental indenture may:

  •
  extend the fixed maturity of the first mortgage bonds, or reduce the rate or extend the time of payment of interest, or reduce the principal amount, or limit the right of a bondholder to institute suit for payment of principal or interest without the consent of the holder of each first mortgage bond so affected;

  •
  reduce the stated percentages which are required to approve any such supplemental indenture without the consent of the holders of all the first mortgage bonds then outstanding; or

  •
  permit the creation of any lien ranking prior to or equal with the lien of the mortgage without the consent of the holders of all the first mortgage bonds. (See section 7.02 of the mortgage.)

Events of Default

        Events of default are defined as:

  •
  default in the payment of principal;

  •
  default for 90 days in the payment of interest;

  •
  default beyond any applicable grace period in payment of principal or interest on any outstanding prior lien bonds;

  •
  certain events of bankruptcy, insolvency, reorganization, or similar arrangements; and

  •
  default by us for 90 days after notice in the performance of any other covenant or condition in the mortgage. (See section 6.02 of the mortgage.)

        The mortgage requires us to file annually with the mortgage trustee a treasurer's certificate stating that we are not, to the knowledge of the signers, in default under any of the provisions of the mortgage. (See section 9.03 of the mortgage.)

        If an event of default occurs, the mortgage trustee may (and, upon the written direction of the holders of a majority of the principal amount of outstanding first mortgage bonds, shall) declare acceleration of maturity of all such first mortgage bonds and take all steps necessary to enforce the rights granted by the mortgage. The holders of not less than 76% of the aggregate principal amount of first mortgage bonds then outstanding may direct and control the mortgage trustee's actions in such event and, in the event of any proposed judicial sale, the holders of not less than a majority of such principal amount may cause the mortgage trustee to sell the mortgaged property in parcels, rather than as a whole. (See sections 6.04, 6.05 and 6.06 of the mortgage.)

        If, prior to any sale of the mortgaged property, all defaults have been remedied, the holders of a majority in aggregate principal amount of all first mortgage bonds then outstanding may waive and rescind the default and its consequences. Furthermore, the holders of not less than 75% in aggregate principal amount of all the first mortgage bonds (or if only certain series are affected, of such series, together with the consent of the holders of at least a majority in aggregate principal amount of all the first mortgage bonds) then outstanding may waive events of default (whether or not cured) other than the failure to pay any interest or principal due or the granting of a lien ranking equal to or prior to that granted by the mortgage. (See sections 6.04 and 6.26 of the mortgage.)

        The holder of any first mortgage bond secured by the mortgage may not institute any action to enforce the rights granted by the mortgage unless the mortgage trustee shall have failed to take action after request by the holders of 25% of such first mortgage bonds and provided such holders have offered the mortgage trustee security and indemnity satisfactory to it. Any bondholder, however, shall have the right at any time to bring an action to enforce the payments of principal and interest due on his first mortgage bonds. (See section 6.16 of the mortgage.)

Satisfaction and Discharge

        When all first mortgage bonds are paid or redeemed (or we have provided for such payment or redemption by depositing in cash with the mortgage trustee which is sufficient for such payment or redemption) and we have paid all charges and expenses, the mortgage trustee is obligated to revert the mortgaged property to us, including all cash and securities which are then held as a part of the mortgaged property. (See section 11.02 of the mortgage.)

Evidence of Compliance with Mortgage Provisions

        We will demonstrate compliance with mortgage provisions by providing written statements to the mortgage trustee from our officers or persons we select. For instance, we may select an engineer to provide a written statement regarding the value of property being certified or released, or an accountant regarding net earnings certificate, or counsel regarding property titles and compliance with the mortgage generally. In certain major matters, applicable law requires that an accountant or engineer must be independent. We must file certificates and other papers each year and whenever certain events occur. Additionally, we must provide evidence from time to time demonstrating our compliance with the conditions and covenants under the mortgage. (See sections 4.16, 4.17 and 4.18 of the mortgage.)

Concerning the Mortgage Trustee

        In the normal course of our business, we utilize banking services offered by the mortgage trustee, Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005. Among such services may be the making of short-term loans.

Governing Law

        The mortgage is governed by, and the new first mortgage bonds will be governed by, and construed in accordance with the laws of the State of New York.

Unsecured Debt Securities

General

        We will issue the unsecured debt securities under an unsecured debt indenture between us and The Bank of New York, as unsecured debt trustee.

        The unsecured debt indenture gives us broad authority to set the particular terms of each series of unsecured debt securities. The particular terms of a series of unsecured debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the unsecured debt securities.

        The unsecured debt indenture does not limit the aggregate principal amount of unsecured debt securities that we may issue under that indenture. The unsecured debt indenture provides that the unsecured debt securities may be issued in one or more series. The unsecured debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. We need not issue all unsecured debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the unsecured debt securities of that series, for issuances of additional unsecured debt securities of that series. (See section 301 of the unsecured debt indenture.)

        Our Restated Certificate of Incorporation limits the aggregate amount of our unsecured debt securities, debentures or other securities representing unsecured indebtedness to no more than 15% of the sum of the outstanding principal amount of our first mortgage bonds and other securities representing secured indebtedness plus the amount of our capital and surplus. As of March 31, 2003, we would have been able to issue an additional $101 million of unsecured debt securities under this test.

        Prior to the issuance of each series of unsecured debt securities, the particular terms will be specified in a supplemental indenture, a board resolution or in one or more officer's certificates authorized pursuant to a board resolution.

        We refer you to the applicable prospectus supplement for a description of the following terms of the series of unsecured debt securities:

  •
  title of the unsecured debt securities;

  •
  any limit on the aggregate principal amount of the unsecured debt securities;

  •
  the person to whom any interest on the unsecured debt securities shall be payable, if other than the person in whose name those securities are registered at the close of business on the regular record date;

  •
  the date or dates on which the principal of the unsecured debt securities will be payable and, if applicable, how the amounts of such principal will be determined;

  •
  the rate or rates at which the unsecured debt securities will bear interest, or how the rate or rates will be determined and the date or dates from which interest will accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for payments of interest;

  •
  the right, if any, to extend the interest payment periods and the duration and other terms and conditions of any such extension;

  •
  the place or places where the principal of, and premium, if any, and interest, if any, on the unsecured debt securities will be payable;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the unsecured debt securities may be redeemed at our option and, if other than by a board resolution, the manner in which any such election will be evidenced;

  •
  the currency in which payment of principal or interest may be made, if other than U.S. dollars, and the terms and conditions thereof;

  •
  any defeasance provisions;

  •
  any sinking fund or other provisions or options held by holders of the unsecured debt securities that would obligate us to repurchase or redeem those securities;

  •
  the percentage, if less than 100%, of the principal amount of the unsecured debt securities that will be payable if the maturity of those securities is accelerated;

  •
  any changes or additions to the events of default under the unsecured debt indenture or changes or additions to our covenants under that indenture; and

  •
  any other specific terms applicable to the unsecured debt securities. (See section 301 of the unsecured debt indenture.)

        Unless we otherwise indicate in the applicable prospectus supplement, the unsecured debt securities will be denominated in United States currency in minimum denominations of $1,000 and multiples of $1,000.

        Unless we otherwise indicate in the applicable prospectus supplement, there are no provisions in the unsecured debt indenture or the unsecured debt securities that require us to redeem, or permit the holders to cause a redemption of, the unsecured debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness.

Redemption

        We will set forth any terms for the redemption of unsecured debt securities in a prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, and except with respect to unsecured debt securities redeemable at the option of the registered holder, unsecured debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the unsecured debt securities of any series or any tranche of a series are to be redeemed, the unsecured debt trustee will select the unsecured debt securities to be redeemed and will choose the method of selection it deems fair and appropriate. (See sections 301, 1103 and 1104 of the unsecured debt indenture.)

        Unsecured debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date once you surrender those securities for redemption. (See sections 1105 and 1106 of the unsecured debt indenture.) If only part of an unsecured debt security is redeemed, the unsecured debt trustee will deliver to you a new unsecured debt security of the same series for the remaining portion without charge. (See section 1107 of the unsecured debt indenture.)

        We may make any redemption conditional upon the occurrence of any event before the redemption date specified in the notice of redemption. We will not be required to redeem the unsecured debt securities unless all conditions to the redemption have occurred before the redemption date or have been waived by us. (See section 1104 of the unsecured debt indenture.)

Security and Ranking

        The unsecured debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The unsecured debt securities are not obligations of or guaranteed by Energy East or any of its other subsidiaries.

Registration, Transfer, Exchange and Form

        Unless otherwise specified in the applicable prospectus supplement, the unsecured debt securities will be in fully registered form without coupons in denominations of $1,000 and any multiple thereof. The unsecured debt securities may be exchanged for other unsecured debt securities of the same series of other authorized denominations with the same interest rate, maturity and other terms in each case for a like aggregate principal amount, without charge to the holders thereof other than for any taxes or other governmental charges. (See sections 302 and 305 of the unsecured debt indenture.)

        Unless we otherwise indicated in the applicable prospectus supplement, unsecured debt securities may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for such purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the unsecured debt indenture. (See section 305 of the unsecured debt indenture.)

        In the event of any redemption of unsecured debt securities of any series, we will not be required to exchange or register a transfer of any unsecured debt securities of the series selected, called or being called for redemption except the unredeemed portion of any unsecured debt security being redeemed in part. (See section 305 of the unsecured debt indenture.)

Consolidation, Merger, Conveyance, Sale or Transfer

        We have agreed not to (i) consolidate with or merge into any other entity or convey, transfer, or lease our properties and assets substantially as an entirety to any entity, or (ii) permit any entity to consolidate or merge into us in which our outstanding equity securities are converted into the right to receive securities of another entity or other property as a result of the consolidation or merger, unless:

  •
  in a situation as described in (i) above, the successor is an entity organized and existing under the laws of the United States of America or any state or the District of Columbia and the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest on all the unsecured debt securities and the performance of every covenant of the unsecured debt indenture that we would otherwise have to perform; and

  •
  immediately after giving effect to the transactions, no event of default and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing. (See section 801 of the unsecured debt indenture.)

Modification of the Unsecured Debt Indenture

        Under the unsecured debt indenture or any supplemental indenture, our rights and the rights of the holders of unsecured debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding unsecured debt securities of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the holders of each outstanding unsecured debt security affected thereby:

  •
  a change in the fixed date upon which the principal of or the interest on any unsecured debt security is due and payable, or a reduction of the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or a reduction of the amount of the principal of an original issue discount security that would be payable upon a declaration of acceleration of the maturity thereof, or a change in any place of payment where, or the currency in which, any unsecured debt security or premium, if any, or the interest thereon is payable, or an impairment of the right to institute suit for the enforcement of any payment on or after the date such payment is due or, in the case of redemption, on or after the date fixed for such redemption;

  •
  a reduction of the stated percentage of unsecured debt securities of any series, the consent of the holders of which is required for any modification of the unsecured debt indenture or for waiver by the holders of certain of their rights; or

  •
  a modification of certain provisions of the unsecured debt indenture. (See section 902 of the unsecured debt indenture.)

        An original issue discount unsecured debt security means any security authenticated and delivered under the unsecured debt indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

        The unsecured debt indenture also contains provisions permitting us and the unsecured debt trustee to amend that indenture in certain circumstances without the consent of the holders of any unsecured debt securities to evidence a merger, the replacement of the unsecured debt trustee and for certain other purposes. (See section 901 of the unsecured debt indenture.)

Events of Default

        An event of default with respect to any series of unsecured debt securities is defined in the unsecured debt indenture as being any one of the following:

  •
  failure to pay interest on the unsecured debt securities of that series for 60 days after payment is due;

  •
  failure to pay principal or any premium on the unsecured debt securities of that series when due;

  •
  failure to perform other covenants in the unsecured debt indenture for 90 days after we are given written notice from the unsecured debt trustee or from the registered owners of at least 10% in principal amount of the outstanding unsecured debt securities of that series;

  •
  certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us. (See section 501 of the unsecured debt indenture.)

        An event of default regarding a particular series of unsecured debt securities does not necessarily constitute an event of default for any other series of unsecured debt securities.

        We will be required to file with the unsecured debt trustee annually an officer's certificate as to the absence of default in performance of certain covenants in the unsecured debt indenture. (See section 1004 of the unsecured debt indenture.) The unsecured debt indenture provides that the unsecured debt trustee will withhold notice to the holders of the unsecured debt securities of any default in the payment of interest or performance of covenants in the unsecured debt indenture for a period of 60 days after the occurrence of the default. (See section 602 of the unsecured debt indenture.)

        The unsecured debt indenture provides that, if an event of default with respect to the unsecured debt securities specified therein shall have happened and be continuing, the unsecured debt trustee, upon the request of the holders of 50% or more in aggregate principal amount of the unsecured debt securities will declare the principal amount of all the unsecured debt securities of that series to be due and payable immediately. However, if all defaults are cured or waived and certain other conditions are met, such declaration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the outstanding unsecured debt securities of the affected series. (See section 502 of the unsecured debt indenture.)

        Subject to the provisions of the unsecured debt indenture relating to the duties of the unsecured debt trustee, the unsecured debt trustee will be under no obligation to exercise any of its rights or powers under that indenture at the request or direction of any of the holders of the unsecured debt securities, unless the holders shall have offered to the unsecured debt trustee indemnity satisfactory to it. (See sections 601 and 603 of the unsecured debt indenture.)

        Subject to the provision for indemnification, the holders of 76% in principal amount of the unsecured debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the unsecured debt trustee, or exercising any trust or power conferred on that unsecured debt trustee with respect to the unsecured debt securities. However, the unsecured debt trustee shall have the right to decline to follow any direction if that trustee shall determine that the action so directed conflicts with any law or the provisions of the unsecured debt indenture. (See section 512 of the unsecured debt indenture.)

Satisfaction and Discharge

        The unsecured debt indenture will be satisfied when all unsecured debt securities issued under the unsecured debt indenture are paid or:

  •
  all outstanding unsecured debt securities are due and payable or will become due and payable at their stated maturity within one year, or

  •
  all outstanding unsecured debt securities are to be redeemed within one year under arrangements satisfactory to the unsecured debt trustee for the giving of the notice of redemption; and, in each case,

  •
  we have deposited money in trust with the unsecured debt trustee that is sufficient to pay or redeem all of the outstanding unsecured debt securities when they become due or are to be redeemed.

        We must also have delivered to the unsecured debt trustee an officers' certificate and opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge of the unsecured debt indenture have been satisfied. (See section 401 of the unsecured debt indenture.)

Defeasance

        The unsecured debt indenture provides that we may elect either (a) to be discharged from all of our obligations with respect to the unsecured debt securities of any series, except for obligations to register the transfer or exchange of unsecured debt securities, replace stolen, lost or mutilated unsecured debt securities, to maintain paying agencies and to hold moneys for payment in trust which we refer to as "defeasance," or (b) to be released from our obligations to deliver an officers' certificate and an opinion of counsel under the sections of the unsecured debt indenture described under "—Consolidation, Merger, Conveyance, Sale or Transfer" above or to comply with certain covenants relating to maintenance of properties and the payment of taxes and other charges, in each case, which we refer to as "covenant defeasance," if, among other things:

  •
  we deposit with the unsecured debt trustee, in trust, money, or in certain cases, U.S. government obligations sufficient to pay and discharge the principal of, and any premium and interest on the outstanding unsecured debt securities on the dates such payments are due, in accordance with the terms of those securities;

  •
  no event of default or event which with notice or lapse of time would become an event of default, including by reason of such deposit, with respect to the unsecured debt securities shall have occurred and be continuing on the date of such deposit;

  •
  in the event of a defeasance we deliver to the unsecured debt trustee an opinion of counsel to the effect that we have received a ruling from the Internal Revenue Service, or the Internal Revenue Service has published a ruling, or there has been a change in the applicable federal income tax law to the effect that the holders will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case absent such deposit, defeasance and discharge;

  •
  in the event of a covenant defeasance, we deliver to the unsecured debt trustee an opinion of counsel to the effect that the holders will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case absent such deposit, covenant defeasance and discharge;

  •
  we have delivered to the unsecured debt trustee an officers' certificate that none of the unsecured debt securities of the applicable series, if listed on a securities exchange, will be delisted as a result of such deposit; and

  •
  we have delivered to the unsecured debt trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the unsecured debt indenture relating to the satisfaction and discharge of the unsecured debt securities have been complied with. (See sections 1302, 1303 and 1304 of the unsecured debt indenture.)

        Defeasance means, with respect to the unsecured debt securities of any series, the discharge of the entire indebtedness represented by, and our obligations under, the unsecured debt securities of such series and in the satisfaction of all of our obligations under the unsecured debt indenture relating to the unsecured debt securities of such series, except, among other things:

  •
  the rights of holders of the unsecured debt securities of such series to receive, from the trust fund established pursuant to the unsecured debt indenture, payment of the principal of and interest and premium, if any, on the unsecured debt securities of such series when such payments are due;

  •
  our obligations with respect to the unsecured debt securities of such series with respect to registration, transfer, exchange and maintenance of a place of payment; and

  •
  the rights, powers, trusts, duties, protections and immunities of the unsecured debt trustee under the unsecured debt indenture. (See section 1302 of the unsecured debt indenture.)

        U.S. government obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, is not callable or redeemable at the option of the issuer thereof. U.S. government obligations shall also include any depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. government obligation or a specific payment of interest on or principal of any such U.S. government obligation held by such custodian for the account of a holder of such depositary receipt; provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of interest on or principal of the U.S. government obligation evidenced by such depositary receipt. (See section 1304 of the unsecured debt indenture.)

Resignation Or Removal of Unsecured Debt Trustee

        The unsecured debt trustee may resign at any time by giving written notice to us. The resignation will take effect immediately upon the appointment of a successor unsecured debt trustee.

        The unsecured debt trustee may be removed at any time with respect to the unsecured debt securities of any series by the holders representing at least a majority in principal amount of the then outstanding debt securities of that series. In addition, under certain circumstances, we may remove the unsecured debt trustee upon notice to the holders of each unsecured debt security outstanding and the unsecured debt trustee, and appoint a successor unsecured debt trustee. (See section 610 of the unsecured debt indenture.)

Concerning the Unsecured Debt Trustee

        In the normal course of our business, we utilize banking services offered by the unsecured debt trustee under the unsecured debt indenture, The Bank of New York, Corporate Trust Office, 101

Barclay Street, Floor 8 West, New York, New York 10286. Among such services may be the making of short-term loans. As of the date of this prospectus, the unsecured debt trustee under the unsecured debt indenture is providing or participating in our existing lines of credit and is the trustee with respect to certain of our other outstanding bonds.

Governing Law

        The unsecured debt indenture is governed by, and the unsecured debt securities will be governed by, and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

BOOK-ENTRY ISSUANCE

        The following discussion pertains to new first mortgage bonds and unsecured debt securities that are issued in book-entry only form.

        One or more global securities would be issued to DTC, The Depository Trust Company, or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the applicable new first mortgage bonds or the unsecured debt securities. The participant would then keep a record of its clients who purchased those securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

        Under book-entry only, we will not issue certificates to individual holders of the securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

        DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

        We will wire principal and interest payments to DTC's nominee. We and the applicable mortgage trustee or unsecured debt trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the applicable trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records as of the record date for such payment. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the applicable trustee, or us.

        New first mortgage bonds or unsecured debt securities represented by a global security will be exchangeable for applicable securities certificates with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law;

  •
  we instruct the applicable trustee that the global security is now exchangeable; or

  •
  an event of default has occurred and is continuing.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

PLAN OF DISTRIBUTION

        We may use the following methods to sell the securities:

  •
  through negotiation with one or more underwriters;

  •
  through one or more agents or dealers designated from time to time;

  •
  directly to purchasers; or

  •
  through any combination of the above.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A prospectus supplement or a supplement thereto will describe the method of distribution of any series of securities.

        If we use any underwriters in the sale of securities, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in a prospectus supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless we otherwise indicate in the prospectus supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the securities offered in the prospectus supplement if any are purchased.

        If any securities are sold through agents designated by us from time to time, the prospectus supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the securities. Unless otherwise indicated in the prospectus supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

        Certain persons participating in an offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the overallotment option. The underwriters may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities in the open market to stabilize the price of these securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        No series of securities, when first issued, will have an established trading market. Any underwriters or agents to or through whom securities are sold by us for public offering and sale may make a market in such securities, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any securities.

        In connection with the sale of the securities, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the securities may be, deemed to be underwriters within the meaning of the Securities Act of 1933. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act of 1933.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the debt securities will be passed upon for us by Huber Lawrence & Abell, New York, New York and for any underwriters, dealers or agents by Shearman & Sterling, New York, New York. As of May 19, 2003, members of Huber Lawrence & Abell owned 6,413 shares of Energy East Corporation, our parent company.

$75,000,000

ROCHESTER GAS AND ELECTRIC CORPORATION

First Mortgage 6 3/8% Bonds, due 2033, Series VV

PROSPECTUS SUPPLEMENT

Banc One Capital Markets, Inc.                                                             Citigroup

September 9, 2003

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About this Prospectus Supplement

SUMMARY
Rochester Gas and Electric Corporation
The Offering
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF THE BONDS
UNDERWRITING
LEGAL MATTERS

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ROCHESTER GAS AND ELECTRIC CORPORATION
USE OF PROCEEDS
SELECTED FINANCIAL DATA
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF SECURITIES
BOOK-ENTRY ISSUANCE
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS